Exhibit 10.1

AMENDMENT NO. 1

TO

WABCO HOLDINGS INC. CHANGE OF CONTROL SEVERANCE PLAN

THIS AMENDMENT NO. 1 is hereby entered into on July 8, 2008.

WHEREAS, WABCO Holdings Inc. (the “Company”) adopted the WABCO Holdings Inc. Change of Control Severance Plan (the “Plan”);

WHEREAS, under Section X of the Plan, the Company reserves the right to amend the Plan; and

WHEREAS, the Compensation, Governance and Nominating Committee of the Board of Directors of the Company, as the administrator of the Plan, has determined that it is in the best interest of the Company and its shareholders to amend the Plan on the terms set forth herein.

NOW, THEREFORE, the Plan shall be amended as follows:

1.	Section II of the Plan shall be amended to delete subsection (C) (“Base Amount”) of such Section in its entirety and to re-letter all subsequent subsections.

2.	The third sentence of Section IV of the Plan shall be amended in its entirety to read as follows:

“For purposes of this Section IV, the Applicable Multiplier shall be two (2), except with respect to the Company’s Chief Executive Officer (the ‘CEO’), the Company’s Chief Financial Officer (the ‘CFO’), the Company’s Chief HR Officer (the ‘CHRO’) and the Company’s Chief Legal Officer (‘CLO’), each of whose Applicable Multiplier shall be three (3).”

3.	The first sentence of Section VI of the Plan shall be amended by deleting the following:

“for a period of 12 months from the date of termination (twenty-four (24) months for the CEO and eighteen (18) months for both the CFO and SVP – HR)”

And replacing it with the following:

“for a period of twenty four (24) months from the date of termination (thirty six (36) months for each of the CEO, CFO, CHRO and CLO)”

4.	Section VI of the Plan shall be further amended by adding the following sentence at the end of such section:

“Any payments by the Company in respect of the life, accident and health benefits provided for in this Section VI shall be made on a monthly basis and considered in compliance with Section 409A of the Code. If the Company reimburses a Participant for the amount of any such benefit under this Section VI, such reimbursement shall be made promptly in accordance with Company policy, but in any event on or before the last day of the Executive’s taxable year following the taxable year in which the expense or cost was incurred. In no event shall the amount that the Company pays for any such benefit in any one year affect the amount that it will pay in any other year and in no event shall the benefits described in this paragraph be subject to liquidation or exchange.”

5.	Section IX of the Plan shall be amended by deleting the heading “Certain Limitations on Payments” and replacing it with the heading “Certain Additional Payments”.

6.	Section IX of the Plan shall be further amended by deleting such Section in its entirety and replacing it with the following:

“A. If a Participant becomes entitled to any payments, rights or benefits (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement of the Company or any of its affiliates in which the Participant participates or under which the Participant is entitled to receive payments or benefits and whether or not the Participant’s employment has then terminated (the ‘Payments’)) and if, in connection therewith, it is determined that (i) part or all of the Payments constitute ‘parachute payments’ under Section 280G of the Code, and (ii) the payment thereof will cause the Participant to incur excise tax under Section 4999 of the Code (‘Excise Tax’), then the Company shall pay to the Participant an amount in addition to the Payments due to the Participant (the ‘Gross-Up Payment’). The Gross Up Payment shall be in an amount such that, after deduction of any Excise Tax on the Payments and any U.S. federal, state and local income and employment tax and Excise Tax on the Gross Up Payment, but before deduction for any U.S. federal, state or local income and employment tax on the Payments, the net amount retained by the Participant shall be equal to the Payments.

B. The Company will, at its expense, retain a ‘Consultant’ (which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants) to make all determinations under this Section IX, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, as well as any other calculations necessary to implement this Section IX. The Company will select the Consultant in its sole discretion.

(C) The Consultant shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) days of the date of the event that results in the potential for an excise tax liability for the Participant, which could include, but is not limited to, a Change of Control and the subsequent vesting of any cash payments or awards, or the Participant’s termination of employment, or such earlier time as is required by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Section IX, shall be paid on the Participant’s behalf to the applicable taxing authorities within five (5) days of the receipt of the Consultant’s determination. If the Consultant determines that the Participant is not then subject to Excise Tax, it shall furnish the Participant with a written report indicating that he or she has substantial authority not to report any Excise Tax on his or her federal income tax return. Any determination by the Consultant shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Consultant hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (‘Underpayment’), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to subsection (D) below and the Participant thereafter is required to make a payment or additional payment of any Excise Tax, the Consultant shall determine the amount of the Underpayment that has occurred and any such Underpayment, increased by all applicable interest and penalties associated with the Underpayment, shall be promptly paid by the Company to or for the benefit of the Participant. For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay U.S. federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and U.S. state and local income taxes on earned income at the highest marginal rate of taxation in the state and locality of the Participant’s residence on the date of his or her termination of employment, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such U.S. state and local taxes.

(D) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) days after Participant knows of such claim and the Participant shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the period ending on the date that any payment of taxes with respect to such claim is due or the thirty day period following the date on which the Participant gives such notice to the Company, whichever period is shorter. If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including attorneys fees and any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.”

[Signature page follows]

IN WITNESS THEREOF, the Company has caused its name to be signed by its duly authorized officers as of the day and year first above written.

WABCO HOLDINGS INC.

By:	/s/ Kevin Tarrant
Name:	Kevin Tarrant
Title:	Chief Human Resources Officer